UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS AND FINANCIAL DATA

Balance Sheet

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of SEPTEMBER 30, 2019

	Sep 30, 2019
	MPI	USAE	Adjustments	Total

Assets
Current Assets
Cash	$0	$1,170	$0	$1,170
Due from related party	10,285	0	0	10,285
Prepayments	0	4,125	0	4,125
Total Current Assets	10,285	5,295	0	15,580
Total Assets	$10,285	$5,295	$0	$15,580

Liabilities and Equity
Liabilities
Current Liabilities
Accounts payable and other current liabilities	$5,194	$2,176	$0	$7,370
Advances from and accruals due to related party	58,414	7,000	0	65,414
Total Current Liabilities	63,608	9.176	0	72,784
Long Term Liabilities
Accrued interest expense	69	89,507	0	89,576
Notes payable	20,000	198,062	0	218,062
Total Long Term Liabilities	20,069	287,569	0	307,638
Total Liabilities	83,677	296,745	0	380,422
Equity
Preferred Stock	0	108	0	108
Common Stock	217	359	0	576
Additional Paid-in Capital	0	990,856	0	990,856
Retained Earnings	(73,609)	(1,282,773)	0	(1,356,382)
Total Equity	(73,392)	(291,450)	0	(364,842)
Total Liabilities and Equity	$10,285	$5,295	$0	$15,580

USA EQUITIES CORP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2019

	September 30, 2019
	MPI	USAE	Adjustments	Total

Revenue	$0	$0	$0	$0

Costs and Expenses
Research and development	72,721	0	0	72,721
General and administrative	819	19,563	0	20,382
Interest Expense	69	8,394	0	8,463
Net loss	$73,609	$27,957	$0	$101,566

Earnings Per Share
Basic and diluted net loss	$(0.03)	$(0.01)		$(0.02)

Weighted average shares outstanding: (Basic and diluted)	2,172,600	3,590,135		5,762,735

Cash Flow Statement

Pro Forma - MPI and USA Equities Corp

For the nine months ended September 30, 2019

	September 30, 2019
	MPI	USAE	Adjustments	Total

Operating Activities
Net income	$(73,609)	$(27,957)	$0	$(101,566)
Changes in net assets and liabilities
Increase in accrued interest	69	0	0	69
Increase in due from related party	(10,285)	0	0	(10,285)
Increase in prepaid expenses	0	(2,375)	0	(2,375)
Increase in accounts payable and accrued expenses	5,194	9,917	0	15,111
Net cash provided by operating activities	(78,631)	(20,415)	0	(99,046)

Financing Activities
Proceeds of related party borrowings	58,414	21,585	0	79,999
Proceeds from sales of common stock	217	0	0	217
Issuance of convertible note payable, related party	20,000	0	0	20,000
Net cash provided by financing activities	78,631	21,585	0	100,216

Change in cash	0	1,170	0	1,170
Cash - beginning of period	0	0	0	0
Cash - end of period	$0	$1,170	$0	$1,170

Noncash Investing and financing activity:
Conversion of due to related party to long-term debt	-	$124,562	-	$124,562

Long-term debt and accrued interest converted to shares of preferred stock	-	$270,023	-	$270,023

USA Equities Corp

Pro Forma Condensed Combined Financial Statements

(Unaudited)

On December 20, 2019, Medical Practice Income (“MPI”) and its shareholders entered into a share Exchange Agreement with USA Equities Corp (“we,” “our,” “us,” the “Company” or the “Registrant”). pursuant to which MPI became a wholly-owned subsidiary of USA Equities Corp. Pursuant to the Exchange Agreement, USA Equities Corp. shall issue 2,172,600 newly-issued shares of common stock, on a pro rata basis, to the equity holders of MPI (the “Exchange”).

The Company did not incur material costs associated with the Exchange Agreement.

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Exchange on USA Equities Corp.’s historical results of operations:

Unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2019

The historical condensed consolidated financial information of USA Equities Corp. has been adjusted in the Unaudited Pro Forma Financial Information to give effect to pro forma events that are (1) directly attributable to the acquisition of MPI by USA Equities, (2) factually supportable and (3) with respect to the consolidated statement of operations, expected to have a continuing impact on the combined results of USA Equities Corp. and MPI. Because there are no pro forma events directly attributable to the acquisition of MPI that are expected to have a continuing impact on the combined results of the Company and MPI, no adjustments have been made to the Pro Forma Financial Information and there are no notes necessary to describe such events. The unaudited pro forma condensed combined consolidated statements of operations (Unaudited Pro Forma Statements of Operations) have been prepared assuming the Exchange had been completed on January 1, 2019, the first day of USA Equities Corp’s fiscal year. The Unaudited Pro Forma Financial Information has been adjusted with respect to certain aspects of the combination to reflect the consummation of the Exchange.

The Unaudited Pro Forma Financial Information was prepared in accordance with the regulations of the United States Securities and Exchange Commission (SEC), and is not necessarily indicative of the financial position or results of operations that would have occurred if the Exchange had been completed on the dates indicated, nor is it indicative of the consolidated future operating results or financial position of the consolidated company.

The Unaudited Pro Forma Financial Information does not reflect events that may occur after the Exchange.

1. BASIS OF PRESENTATION

The Unaudited Pro Forma Financial Information presents the impact of the Exchange on the Company’s (USA Equities Corp) results of operations. The pro forma adjustments have been prepared as if the December 20, 2019, Exchange with USA Equities Corp. had taken place as of January 1, 2019. The consolidation is reflected in the Unaudited Pro Forma Financial Information as being accounted for as a reverse merger, with USA Equities Corp. as the surviving company, in accordance with guidance on accounting for business combinations under accounting principles generally accepted in the United States (US GAAP).

Prior to the Acquisition, Troy Grogan, the president and owner of the majority of Class A voting shares of MPI, owned 3,260,000 shares of our common stock, representing approximately 91% of our outstanding shares. Mr. Grogan is our President, Chief Executive Officer and sole director. The acquisition effected through the Exchange Agreement was accounted for as a reorganization of equity interests under common control, whereby MPI was the continuing entity for financial reporting purposes and was deemed, for accounting purposes, to be the acquirer of our company. Although we legally acquired MPI, in accordance with the applicable accounting guidance for accounting for a business combination as a pooling of interests, MPI’s assets and liabilities were recorded at their historical carrying amounts, with no goodwill or other intangible assets recorded as a result of the accounting merger of MPI with our company.

In accordance with the guidance on accounting for business combinations, exchange-related transaction costs associated with business combinations are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total exchange-related transaction costs incurred were immaterial.

The Unaudited Pro Forma Financial Information are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the merger been completed as of the date indicated above or the results that may be attained in the future.